As filed with the Securities and Exchange Commission on March 14, 2012 - Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRSTBANK CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation or organization)	38-2633910 (I.R.S. Employer Identification No.)

311 Woodworth Avenue, Alma, Michigan 48801
(Address of Principal Executive Offices Including Zip Code)

Firstbank Corporation 401(k) Plan
(Full Title of the Plan)

Thomas R. Sullivan, Firstbank Corporation, 311 Woodworth Avenue, Alma, Michigan 48801
(Name and address of agent for service)

(989) 463-3131
(Telephone number, including area code, of agent for service)

Copies of Communications to:
Harvey Koning, Varnum LLP
Bridgewater Place, P.O. Box 352
Grand Rapids, Michigan 49501-0352
(616) 336-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock	500,000	$7.54	$3,770,000	$433
(1)
The number of shares being registered is the additional number of shares authorized for issuance under the Firstbank Corporation 401(k) Plan that have not been previously registered.  In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement covers such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the Firstbank Corporation 401(k) Plan.

(2)
For the purpose of computing the registration fee only, the price shown is based upon the price of $7.54 per share, the average of the high and low sale prices for the Common Stock of Firstbank Corporation, as reported in The Nasdaq Stock Market on March 12, 2012, in accordance with Rule 457(h).

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Firstbank Corporation, a Michigan corporation (the “Company”), to register an additional 500,000 shares of the Company’s common stock and an indeterminate number of plan interests, issuable under the Firstbank Corporation 401(k) Plan (the “Plan”).  Pursuant to General Instruction E to Form S-8, the Company incorporates by reference into this Registration Statement the entire contents of its earlier Registration Statements on Form S-8, File Nos. 333-20377 and 333-95427 relating to the Plan, except that the provisions contained in Part II of such earlier registration statements are modified as set forth in this Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed with the Commission are incorporated herein by reference:

(a)	The Annual Report on Form 10-K for the Company for the year ended December 31, 2011;

(b)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and

(c)	The description of the Company's common stock contained in the Company's Registration Statement filed pursuant to Section 12 of the Exchange Act.

All other reports or documents filed by the Company pursuant to the requirements of Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports or documents.  Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.  Indemnification of Directors and Officers.

The Restated Articles of Incorporation of the Company provide that its directors and officers are to be indemnified as of right to the fullest extent permitted under the Michigan Business Corporation Act ("MBCA"). Under the MBCA, directors, officers, employees or agents are entitled to indemnification against expenses (including attorneys' fees) whenever they successfully defend legal proceedings brought against them by reason of the fact that they hold such a position with the corporation. In addition, with respect to actions not brought by or in the right of the corporation, indemnification is permitted under the MBCA for expenses (including attorneys' fees), judgments, fines, penalties and reasonable settlement if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to criminal proceedings, he or she had no reasonable cause to believe that his or her conduct was unlawful. With respect to actions brought by or in the right of the corporation, indemnification is permitted under the MBCA for expenses (including attorneys' fees) and reasonable settlements, if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders; provided, indemnification is not permitted if the person is found liable to the corporation, unless the court in which the action or suit was brought has determined that indemnification is fair and reasonable in view of all the circumstances of the case.

The MBCA specifically provides that it is not the exclusive source of indemnity. As a result, the Company adopted individual indemnification agreements with its directors and executive officers.  The indemnification agreements provide a contractually enforceable right for prompt indemnification, except that indemnification is not required where: (i) indemnification is provided under an insurance policy, except for amounts in excess of insurance coverage; (ii) indemnification is provided by the Company outside of the agreement; (iii) the claim involved a violation of Section 16(b) of the Exchange Act or similar provision of state law; or (iv) indemnification by the Company is otherwise prohibited by law. In the case of a derivative or other action by or in the right of the Company where a director or executive officer is found liable, indemnity is predicated on the determination that indemnification is nevertheless appropriate, by majority vote of a committee of disinterested directors, independent legal counsel, or a court where the claim is litigated, whichever the indemnitee chooses. The protection provided by the indemnification agreements is broader than that under the MBCA, where indemnification in such circumstances is available only where specifically authorized by the court where the claim is litigated.

In addition, the Company's Restated Articles of Incorporation limit the personal liability of the members of its Board of Directors for monetary damages with respect to claims by the Company or its shareholders resulting from certain negligent acts or omissions.

Under an insurance policy maintained by the Company, the directors and officers of the Company are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, action, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

Item 8.  Exhibits.

Reference is made to the Exhibit Index, which is incorporated into this Item by reference.

Concerning the compliance with the requirements of ERISA and an Internal Revenue determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code, the Company has submitted the Plan and any amendment thereto to the IRS and has made or will make all changes required by the IRS to maintain the qualified status of the Plan.

Item 9.  Undertakings.

The Company hereby undertakes:

(a)	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the Volume of Securities Offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alma, State of Michigan, on the  27th day of February, 2012.

FIRSTBANK CORPORATION

/s/ Samuel G. Stone
By:	Samuel G. Stone
Its:	Executive VP and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Samuel G. Stone and Thomas R. Sullivan, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on February 27, 2012, by the following persons in the capacities indicated.

/s/ Thomas R. Sullivan	/s/ Samuel G. Stone
Thomas R. Sullivan, Director, President and Chief Executive Officer (Principal Executive Officer)	Samuel G. Stone, Executive VP and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Thomas D. Dickinson	/s/ William E. Goggin
Thomas D. Dickinson, Director	William E. Goggin, Director and Chairman of the Board of Directors

/s/ David W. Fultz	/s/ Edward B. Grant
David W. Fultz, Director	Edward B. Grant, Director

/s/ Jeff A. Gardner	/s/ Samuel A. Smith
Jeff A. Gardner, Director	Samuel A. Smith, Director

The Plan

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alma, State of Michigan, on the 27th day of February, 2012.

FIRSTBANK CORPORATION 401(K) PLAN

By:	FIRSTBANK CORPORATION
Its:	Plan Administrator

/s/ Thomas R. Sullivan
By:	Thomas R. Sullivan
Its:	President and Chief Executive Officer

EXHIBIT INDEX

The following exhibits are filed as a part of this Registration Statement:

Exhibit 5	Opinion of Varnum LLP with respect to the legality of the securities being registered

Exhibit 23.1	Consent of Plante Moran PLLC, Independent Registered Public Accounting Firm

Exhibit 23.2	Consent of Varnum LLP (included with the opinion filed as Exhibit 5)

Exhibit 24	Power of Attorney - included on page hereof

Exhibit 99.1	Firstbank Corporation 401(k) Plan, as restated effective January 1, 2006 and amended to date (conformed copy)